EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 09/7/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	3.50%	3.50%	1.79%
Class B Units	3.48%	3.48%	1.20%
* Subject to independent verification

      COMMENTARY FOR THE WEEK ENDED SEPTEMBER 7, 2007

The Grant Park Futures Fund recorded trading gains in all sectors during the past week. Long positions in the interest rate sector accounted for the bulk of profits; substantial gains also came from positions in the soft/agricultural commodities, metals and energy markets.

Non-farm payrolls in the United States fell by 4,000 jobs during the month of August, sending prices for domestic and foreign fixed income products higher.  The unexpected drop in jobs was the first time in four years that the U.S. economy had failed to increase payrolls and sent prices for interest rate instruments higher as investors speculated that labor market weakness might prompt the U.S. Federal Reserve to lower interest rates.  Analysts had been expecting August payrolls to increase by 110,000; additionally, the July and June employment data was revised downward by 81,000 jobs collectively.  Long positions in the Eurodollar contract and Ten-year note posted the largest gains.

Wheat prices continued to soar during the week, resulting in gains for the soft/agricultural commodities sector.  December wheat on the Chicago Board of Trade closed 68 cents or 8.7% higher at $8.435 per bushel as strong demand from India combined with extremely dry conditions in Australian growing regions pushed prices to record levels.

Gold prices moved above the $700 level for the first time in 16 months after the U.S. payrolls report pushed the value of the dollar lower relative to its major counterparts, resulting in a spike in demand for dollar denominated gold. The December contract on COMEX closed at $709.70 per ounce, up $27.80 for the week.  Reports of heavy buying out of India and China accompanied the price rise.  Short positions in zinc and aluminum were profitable as base metals prices fell during the week.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

Lastly, prices for crude products rallied during the week, adding to gains.  October crude gained $2.66, closing at $76.70 per barrel.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com